                                 EXHIBIT (a)(1)

                                Offer to Purchase
                                -----------------

                           OFFER TO PURCHASE FOR CASH
                                       BY
                             ESCALADE, INCORPORATED
         UP TO 1,000,000 SHARES OF ITS COMMON STOCK AT A PURCHASE PRICE
              NOT LESS THAN $11.00 NOR MORE THAN $14.00 PER SHARE


            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, DECEMBER 5, 1997,
                          UNLESS THE OFFER IS EXTENDED.


         Escalade, Incorporated, an Indiana corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, no par value (the "Shares") at prices not less than $11.00 nor more than $14.00 per Share, net to the seller in cash, specified by such stockholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

         The Company will determine a single per Share price (not less than $11.00 nor more than $14.00 per Share) (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares so tendered and the prices specified by the tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 1,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not less than $11.00 nor more than $14.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and conditional tenders described herein. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration and conditional tenders will be returned. Stockholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares.

                                  ------------

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

                                   ----------

                                    IMPORTANT

         Any stockholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to Fifth Third Bank (the "Depositary"), and either deliver the certificates for Shares to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 hereof or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof.

                             ----------------------

NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. SEE SECTION 9 FOR INFORMATION REGARDING THE INTENTION OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.

          On October 31, 1997, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") was $11.63 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Dealer Manager at the address and telephone number set forth on the back cover of this Offer to Purchase.

                             ----------------------

                      THE DEALER MANAGER FOR THE OFFER IS:
                            NATCITY INVESTMENTS, INC.
November 3, 1997

                                TABLE OF CONTENTS

SECTION                                                                                         PAGE
-------                                                                                         ----



SUMMARY  ..........................................................................................3

INTRODUCTION.......................................................................................5

THE OFFER..........................................................................................6
         1.       NUMBER OF SHARES; PRORATION......................................................6
         2.       TENDERS BY HOLDERS OF FEWER THAN 100 SHARES......................................7
         3.       PROCEDURE FOR TENDERING SHARES...................................................8
         4.       WITHDRAWAL RIGHTS...............................................................10
         5.       ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE..................10
         6.       CONDITIONAL TENDER OF SHARES....................................................11
         7.       CERTAIN CONDITIONS OF THE OFFER.................................................11
         8.       PRICE RANGE OF SHARES; DIVIDENDS................................................13
         9.       BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN
                  EFFECTS OF THE OFFER............................................................14
         10.      CERTAIN INFORMATION CONCERNING THE COMPANY......................................17
         11.      SOURCE AND AMOUNT OF FUNDS......................................................21
         12.      TRANSACTIONS AND AGREEMENTS CONCERNING SHARES...................................22
         13.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.........................................22
         14.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.............................25
         15.      FEES AND EXPENSES...............................................................26
         16.      MISCELLANEOUS...................................................................26





NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                     SUMMARY

         This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text of and the more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the meaning ascribed to such terms in the Offer to Purchase.

The Company                Escalade, Incorporated

The Shares                 Shares of the Company's Common Stock, no par value

Number of
Shares Sought              1,000,000 of the 3,130,613 Shares outstanding as of
                           October 31, 1997.

Purchase Price             The Company will select a single Purchase Price which
                           will be not less than $11.00 nor more than $14.00 per Share. All Shares purchased by the Company will be purchased at the Purchase Price even if tendered at or below the Purchase Price. Each stockholder desiring to tender Shares must specify in the Letter of Transmittal the minimum price (not less than $11.00 nor more than $14.00 per Share) at which such stockholder is willing to have his or her Shares purchased by the Company. Stockholders wishing to maximize the possibility that their Shares will be purchased at the Purchase Price may check the box on the Letter of Transmittal marked "Shares Tendered At
                           Purchase Price Determined By Dutch Auction." Checking this box may result in a purchase of the Shares so tendered at the minimum price of $11.00.

Expiration
Date of Offer              Friday, December 5, 1997, at 5:00 p.m., Eastern time,
                           unless extended by the Company.

How to Tender
Shares See Section 3. For further information, call the Dealer Manager or consult your broker for assistance.

Odd Lot Owners             There will be no proration of Shares tendered by any
                           stockholder beneficially owning less than 100 Shares as of the close of business on October 31, 1997, who tenders all such Shares and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed
                           Delivery.

                           Stockholders tendering Odd Lots will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of Shares in a transaction effected on a securities exchange.

Withdrawal
Rights Tendered Shares may be withdrawn at any time until the Expiration Date of the Offer and, unless previously purchased, after Tuesday, December 30, 1997. See Section 4.

Purpose of
Offer The Offer is designed to afford stockholders who may be considering the sale of their shares a liquidity opportunity to sell such shares to the Company for a higher price than the Company believes would be available in the open market, and without the usual transaction costs associated with market sales. See
                           Section 9.

Market Price
of Shares                  On October 31, 1997, the last reported sale price of
                           the Shares on the Nasdaq National Market was $11.63 per Share. See Section 8.

Determination of
Purchase Price             The Company's Board of Directors has subjectively
                           established the price range for Shares to be purchased in this Offer based on market activity in the Company's common stock in recent months. The purchase price for Shares tendered in this Offer may bear no relation to future market prices, and such future market prices could be substantially higher or lower than the purchase price for Shares tendered in this Offer. See Section 9.

Directors and
Executive Officers         Certain directors and executive officers of the
                           Company have advised the Company that they will not tender any of their Shares in this Offer. The remaining directors and executive officer have not made a final decision as to whether they will participate in this Offer. Such persons have advised the Company that, if they were to participate in this Offer, they would tender only a portion of their Shares and not all of their Shares. See Section 9.

Brokerage
Commissions                Not payable by stockholders.

Stock
Transfer Tax               None, except as provided in Instruction 7 of the
                           Letter of Transmittal.

Payment Date               As promptly as practicable after the Expiration Date
                           of the Offer.

Further
Information                Any questions, requests for assistance or requests
                           for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Dealer Manager at the address and phone number set forth on the back cover page of this Offer to Purchase.

To the Holders of Common Stock of
Escalade, Incorporated:

                                  INTRODUCTION

         Escalade, Incorporated, an Indiana corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, no par value (the "Shares") at prices not less than $11.00 nor more than $14.00 per Share, net to the seller in cash, specified by such stockholders, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

         The Company will determine a single per Share price (not less than $11.00 nor more than $14.00 per Share) (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 1,000,000 Shares (or such lesser number of Shares as is validly tendered at prices not less than $11.00 nor more than $14.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described below. The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tenders will be returned.

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7.

         Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay all charges and expenses of Fifth Third Bank (the "Depositary") incurred in connection with the Offer. See Section 15. HOWEVER, ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PAYMENTS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 13.

         NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. SEE
SECTION 9 FOR INFORMATION REGARDING THE INTENTION OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.

         As of October 31, 1997, the Company had issued and outstanding 3,130,613 Shares and had reserved for issuance upon exercise of outstanding stock options and warrants 412,018 Shares. As of October 31, 1997, there were approximately 400 holders of record of Shares. The 1,000,000 Shares that the Company is offering to purchase represent approximately 31.9% of the Shares then outstanding, or approximately 28.2% on a fully diluted basis (assuming the exercise of all outstanding stock options and warrants).

         STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

                                    THE OFFER

1.       NUMBER OF SHARES; PRORATION.
         ----------------------------


         Number of Shares. Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to 1,000,000 Shares that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) at a price (determined in the manner set forth below) not less than $11.00 nor more than $14.00 per Share. The later of 5:00 p.m., Eastern time, on Friday, December 5, 1997, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." If the Offer is oversubscribed as described below, only Shares tendered at or below the Purchase Price on or prior to the Expiration Date will be eligible for proration.

         The Company will determine the Purchase Price taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to purchase 1,000,000 Shares (or such lesser number of Shares as is validly tendered and not withdrawn at prices not less than $11.00 nor more than $14.00 per Share) pursuant to the Offer. The Company reserves the right to purchase more than 1,000,000 Shares pursuant to the Offer, as may be permitted by applicable laws, rules and regulations and/or in accordance with the procedures for amending the Offer as described in Section 14 hereof. The Offer is not conditioned on any minimum number of Shares being tendered.

         In accordance with Instruction 5 of the Letter of Transmittal, each stockholder who wishes to tender Shares must specify the price (not less than $11.00 nor more than $14.00 per Share) at which such stockholder is willing to have the Company purchase such Shares. As promptly as practicable following the Expiration Date, the Company will determine the Purchase Price (not less than $11.00 nor more than $14.00 per Share) that it will pay for Shares validly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

         Proration. Upon the terms and subject to the conditions of the Offer, if 1,000,000 or fewer Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase all such Shares. Upon the terms and subject to the conditions of the Offer, if more than 1,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

                  (a) all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any stockholder (an "Odd Lot Owner") who owned beneficially an aggregate of fewer than 100 Shares as of the close of business on October 31, 1997, and who validly tenders all of such Shares (partial and conditional tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

                  (b) after purchase of all of the foregoing Shares, all Shares conditionally and validly tendered in accordance with Section 6, for which the condition was satisfied, and all other Shares unconditionally and validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares); and

                  (c) if necessary, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not withdrawn on or prior to the Expiration Date, selected by random lot in accordance with Section 6.

         If proration of tendered Shares is required, because of the difficulty in determining the number of Shares validly tendered (including Shares tendered by the guaranteed delivery procedure described in Section 3) and as a result of the "odd lot" procedure described in Section 2 (the "Odd Lot Procedure") and the conditional tender procedure described in Section 6, the Company does not expect that it would be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven trading days after the Expiration Date. Proration of Shares, other than Shares tendered pursuant to the Odd Lot Procedure, will be based on the ratio of the number of Shares to be purchased by the Company pursuant to the Offer, other than Shares purchased pursuant to the Odd Lot Procedure, to the total number of Shares tendered by all stockholders, other than Shares tendered pursuant to the Odd Lot Procedure, at or below the Purchase Price. This ratio will be applied to all Shares tendered by each stockholder, other than Shares tendered pursuant to the Odd Lot Procedure, to determine the number of Shares that will be purchased from each stockholder pursuant to the Offer.

         Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Dealer Manager and may also be able to obtain such information from their brokers. For a discussion of certain federal income tax consequences, see Section 13.

         THE COMPANY EXPRESSLY RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO PURCHASE ADDITIONAL SHARES PURSUANT TO THE OFFER OR TO DECREASE THE NUMBER OF SHARES BEING SOUGHT PURSUANT TO THE OFFER.

         If (i) the Company increases or decreases the price to be paid for Shares, increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 14, the Offer will be extended until the expiration of ten business days from the date of publication of such notice.

         The Company also expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. See Section 14. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

         Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.       TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.
         --------------------------------------------

         All Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of persons who each owned beneficially an aggregate of fewer than 100 Shares as of the close of business on October 31, 1997, will be accepted before proration, if any, of the purchase of other tendered Shares. See Section 1. Partial or conditional tenders will not qualify for this preference, and it is not available to beneficial holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. By accepting the Offer, an Odd Lot Owner will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such Shares in a transaction effected on a securities exchange.

         As of October 31, 1997, there were approximately 400 holders of record of Shares. Approximately 35% of these holders of record held individually fewer than 100 Shares and held in the aggregate approximately 5,000 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own. Any Odd Lot Owner wishing to tender all of his Shares free of proration pursuant to this Section must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.

         The Company also reserves the right, but will not be obligated to, purchase all Shares validly tendered by any stockholder who tendered all Shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3.       PROCEDURE FOR TENDERING SHARES.
         -------------------------------

         Proper Tender of Shares. To tender Shares validly pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), in each case on or prior to the Expiration Date, or (b) the tendering holder of Shares must comply with the guaranteed delivery procedure described below.

         IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES PURSUANT TO THE OFFER, A STOCKHOLDER MUST INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.0625) AT WHICH SUCH SHARES ARE BEING TENDERED. Stockholders wishing to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which such Shares are being tendered. The same Shares cannot be tendered at more than one price. FOR A TENDER OF SHARES TO BE VALID, A PRICE BOX, BUT ONLY ONE PRICE BOX, ON EACH LETTER OF TRANSMITTAL MUST BE CHECKED. Stockholders wishing to maximize the possibility that their Shares will be purchased at the Purchase Price may check the box on the Letter of Transmittal marked "Shares Tendered at Purchase Price Determined by Dutch Auction." Checking this box may result in a purchase of the Shares so tendered at the minimum price of $11.00.

         Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering holder of Shares must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

         Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, trust company or other financial institution which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if
(a) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal.

         Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares and all other required documents to the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be complied with in a timely manner, such Shares may nevertheless be tendered if all of the following conditions are met:

                  (a)      such tender is made by or through an Eligible
                           Institution;

                  (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

                  (c) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), together with a properly completed and duly executed Letter of Transmittal (or photocopy thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., Eastern time, on the third trading day after the date of execution of the Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

         The method of delivery of Shares and all other required documents is at the option and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases sufficient time should be allowed to assure timely delivery.

         Federal Backup Withholding. To avoid federal income tax backup withholding equal to 31% of the gross payments made pursuant to the Offer, each stockholder must notify the Depositary of such stockholder's correct taxpayer identification number and provide certain other information by properly completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign stockholders (as defined in Section 13) may be required to submit a properly completed Form W-8, certifying non-United States status, in order to avoid backup withholding. In addition, foreign stockholders may be subject to 30% (or lower treaty rate) withholding on gross payments received pursuant to the Offer (as discussed in Section 13). For a discussion of certain federal income tax consequences to tendering stockholders, see Section 13. Each stockholder is urged to consult with his or her own tax advisor.

         Determination of Validity. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

         Rule 14e-4. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender Shares for his or her own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

4.       WITHDRAWAL RIGHTS.
         ------------------

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after Tuesday, December 30, 1997, unless theretofore accepted for payment as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

         To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

         All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.       ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.
         ---------------------------------------------------------------

         Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will determine the Purchase Price, taking into account the number of Shares tendered and the prices specified by tendering stockholders, announce the Purchase Price, and will (subject to the proration and conditional tender provisions of the Offer) accept for payment and pay for Shares validly tendered at or below the Purchase Price. Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal or photocopy thereof, and any other required documents.

         For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

         Certificates for all Shares not purchased will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with a Book-Entry Transfer Facility) as promptly as practicable without expense to the tendering stockholder.

         Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

         The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

6.       CONDITIONAL TENDER OF SHARES.
         -----------------------------

         Under certain circumstances and subject to the exceptions set forth in
Section 1, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. Each stockholder is urged to consult with his or her own tax advisor. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of such holder's Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery, must be purchased if any such Shares so tendered are purchased, and any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

         Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate such minimum number of Shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any stockholder below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by such a stockholder pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery will be returned as promptly as practicable thereafter.

         If conditional tenders would otherwise be so regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 1,000,000, then, to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase 1,000,000 Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

7.       CERTAIN CONDITIONS OF THE OFFER.
         --------------------------------

         Notwithstanding any other provisions of the Offer, the Company will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares) the acceptance for payment of, or the purchase of and payment for, Shares tendered, if at any time on or after October 31, 1997 (the "Determination Date"), and before the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company in its reasonable judgment to have occurred) regardless of the circumstances giving rise thereto (including any action or omission to act by the Company); provided, however, that, except for conditions relating to the obtaining of any or all required state or federal government regulatory approvals, the Company shall not terminate the Offer after the Expiration Date:

                  (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer, or (ii) in the reasonable judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

                  (b) there shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or to the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the Company's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, or (ii) materially affect the business, condition (financial or other), income, operations or prospects of the Company or any of its subsidiaries or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

                  (c) shall have been publicly disclosed or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the Securities and Exchange Commission (the "Commission") on the Determination
                           Date), (ii) any such person or group that on or prior to the Determination Date, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares,
                           (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Shares, or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any or its subsidiaries or any of their respective assets or securities;

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or other), income, operations, prospects or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or
                           (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's reasonable judgment, a material acceleration or worsening thereof;

                  (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company or any subsidiary, shall have been proposed, announced or made by a person other than the Company;

                  (f) there shall have occurred any event or events that have resulted in, or may in the reasonable judgment of the Company result in, an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company or any of its subsidiaries, or materially impair the contemplated benefits of the Offer to the Company; or

                  (g) (i) Moody's Investors Service, Inc. or Standard & Poor's Corporation shall have downgraded or withdrawn the rating accorded any securities of the Company, or
                           (ii) Moody's Investors Service, Inc. or Standard & Poor's Corporation shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any securities of the Company; and, in the reasonable judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

         Any of the foregoing conditions may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

8.       PRICE RANGE OF SHARES; DIVIDENDS.
         ---------------------------------

         The following table sets forth the high and low closing sales prices of the Shares on the Nasdaq National Market.


         Fiscal Quarters                             HIGH              LOW
         ---------------                             ----              ---
         1995:
         1st Quarter                                 $5.25              $4.25
         2nd Quarter                                 $4.50              $4.00
         3rd Quarter                                 $5.25              $4.00
         4th Quarter                                 $4.75              $3.63

         1996:
         1st Quarter                                 $5.13              $2.50
         2nd Quarter                                 $5.50              $4.75
         3rd Quarter                                 $9.13              $4.88
         4th Quarter                                 $9.25              $7.75

         1997:
         1st Quarter                                 $12.63            $ 8.25
         2nd Quarter                                 $10.88            $ 9.38
         3rd Quarter                                 $12.25            $ 9.50
         4th Quarter (through October 31, 1997)      $12.00            $10.88

         On October 31, 1997, the last trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the Nasdaq National Market was $11.63 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

         The Company has not paid cash dividends to its stockholders and has no current intention to do so. Shares tendered and purchased by the Company will not be entitled to any dividends in respect of any dividends that may be declared in the future.

9.       BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.
         ------------------------------------------------------------------

         The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the matters discussed below as well as the factors described in the Company's 1996 Annual Report and the Company's 1997 Quarterly Reports.

         The Company's management and Board of Directors desire to enhance stockholder value and have determined that a Share repurchase funded by bank borrowings would advance such objectives and be in the best interests of the Company and its stockholders. The Company expects that future cash flow from operations and available borrowings, together with other sources of capital believed to be available, will be sufficient to enable the Company to meet the anticipated future needs of the Company's business and repay the borrowings related to the Company's repurchase of Shares in this Offer.

         The Offer is designed to afford stockholders considering the sale of their shares an opportunity to sell a significant portion, or perhaps all, of their shares to the Company for a higher price than the Company believes would be available in the open market, and without the usual transaction costs associated with market sales. Although the Company's Board of Directors established the price range for Shares to be purchased in this Offer based on market activity for the Company's common stock in recent months, such price range has been subjectively determined by the Board. The market price for the Company's common stock in the future may bear no relation to the price range of this Offer, and future market prices could be substantially higher or lower than such price range and/or recent market prices.

         The Offer will also provide qualified odd lot holders whose shares are purchased pursuant to the Offer an avenue to avoid payment of brokerage commissions as well as any applicable odd lot discounts chargeable on a sale of shares that otherwise could apply to open market transactions. In addition, the Offer will also allow stockholders to sell a portion of their shares while retaining a continuous equity interest in the Company, if they so desire. Stockholders whose shares are not tendered or purchased in the Offer will obtain a proportionate increase in their ownership interest in the Company and thus in the Company's future earnings and assets. This will be a result of the acquisition of shares by the Company pursuant to the Offer and the corresponding reduction in the number of outstanding shares.

         Of significant ongoing concern to the Board of Directors is the continued relatively thin public trading market for the Shares. Trading volume of the Shares has averaged less than approximately 3,600 shares per day over the past 12 months as reported by Nasdaq. The Board of Directors also considered that the Company's September, 1996 Dutch Auction tender offer was oversubscribed and that holders of significant amounts of Shares have indicated a desire for the Company to provide additional current liquidity. Accordingly, the Board of Directors believes that the Company's repurchase of Shares will provide such a liquidity opportunity for those stockholders wishing to dispose of their Shares, and will allow such stockholders to sell Shares in quantities larger than the existing market has indicated it has capacity to absorb without eroding per Share price levels.

         In light of the over subscribed nature of the Company's September, 1996 Dutch Auction tender offer, the Board of Directors thereafter renewed discussions of various additional ways of enhancing stockholder value and liquidity. As part of this process, the Board reviewed the businesses, prospects and strategies of each operating unit of the Company and its subsidiaries. Factors considered by the Board of Directors included (i) the emergence and growth of strong competitors, particularly in the sporting goods business; (ii) the substantial and increasing investment by such competitors in marketing and advertising; (iii) industry volatility and consolidation and the resulting impact on the Company's base of current and prospective customers;
(iv) the Company's operation of divergent lines of business, thereby rendering it difficult to achieve synergies in operations and to create a clear market identity for the Company; and (v) the potential impact of these operational and competitive factors on stockholder value.

         The Board of Directors then identified several strategic alternatives to address these considerations. As in prior years, a spin-off of the Martin Yale subsidiary was seriously considered, which spinoff would create a new publicly traded entity and may provide greater opportunity for both the Company's sporting goods and office equipment businesses to independently pursue their own respective strategies. However, this alternative was ultimately deemed infeasible due to uncertain tax consequences to the Company and its stockholders and possible resulting limitations on future business operations. The Board of Directors also discussed whether they should consider a sale of the Company, in whole or in part. Based largely on the Board of Directors' belief that the Company's value has not been fully recognized due to the dichotomy of its sporting goods and office equipment business lines, the Board decided that a sale of the entire company would not likely provide full value to the Company's stockholders. The Board of Directors also concluded that it had no interest in considering the divestiture of the office equipment and graphic arts businesses conducted through the Company's Martin Yale subsidiary because of its consistent and relatively profitable operating results. However, because the Company's sporting goods business has performed less consistently over recent years, the Board of Directors has determined that further exploration of a possible sale of the sporting goods operations, in whole or in part, should be undertaken.

         The Company recently has engaged Oppenheimer & Co., Inc. to assist the Company in exploring potential opportunities to enhance stockholder value through transactions involving the Company's sporting goods operations, including a possible sale. No offers have been solicited or received to date. Due to the very preliminary stages of this investigation and analysis, there can be no assurances as to (i) whether a satisfactory transaction will emerge; (ii) the timing of any such transaction, if any; (iii) whether the Company's stockholders would approve such a transaction, if stockholder approval is required by applicable law; or (iv) how the Company would use the proceeds of any sale (e.g. to repay debt, for acquisitions, for general corporate purposes or distributions to stockholders). Furthermore, if the Company were to sell all or substantially all of its sporting goods operations, the Company would be a significantly smaller public company, consisting solely or primarily of the Martin Yale operations, and the resulting impact on the value of the Company and its stock is uncertain.

         Based upon all these considerations and uncertainties, the Board of Directors determined that conducting a second Dutch Auction tender offer would best meet the needs and desires of the Company's stockholders who desire additional liquidity on a current basis. The Board of Directors further determined it is in the best interests of the Company and its stockholders to proceed with this Offer at this time, and prior to reaching any definitive conclusions as to whether the Company will divest all or substantially all of its sporting goods business, because of the relative certainty of existing conditions directly concerning the Company and the current financial ability of the Company to successfully conduct the Offer.

         If fewer than 1,000,000 Shares are purchased pursuant to the Offer, the Company may repurchase the remainder of such Shares on the open market, in privately negotiated transactions or otherwise. In the future, the Company also may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to stockholders than the terms of the Offer. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of Shares by the Company would depend on many factors, including the market price of the Shares, the Company's business and financial position, and general economic and market conditions. The Company currently has no intent to repurchase any Shares, except for Shares purchased pursuant to this Offer.

         Shares that the Company acquires pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Company without further stockholder action (except as may be required by applicable law or the rules of the securities exchanges on which the Shares are listed). Such Shares could be issued without stockholder approval for, among other things, acquisitions, the raising of additional capital for use in the Company's business, stock dividends or in connection with employee stock, stock option and other plans, or a combination thereof. The Company has no current plans for the Shares it may acquire pursuant to the Offer or any other authorized but unissued Shares.

         As of October 31, 1997, the Company had issued and outstanding 3,130,613 Shares and had reserved for issuance upon exercise of outstanding stock options and warrants 412,018 Shares. The 1,000,000 Shares that the Company is offering to purchase represent approximately 31.9% of the Shares then outstanding. As of October, 1997, all executive officers of the Company as a group owned beneficially an aggregate of 697,884 Shares (including an aggregate of 52,950 Shares that may be acquired pursuant to the exercise of outstanding stock options). If the Company purchases 1,000,000 Shares pursuant to the Offer and no executive officer of the Company tenders Shares, the percentage of outstanding Shares owned beneficially by the Company's executive officers as a group would be approximately 32.7% of the Shares then outstanding (including for this purpose, Shares that may be acquired by such executive officers pursuant to the exercise of outstanding stock options).

         Robert E. Griffin and C.W. Reed, directors of the Company and its Chairman and President, respectively, have advised the Company that they will not tender any of their Shares in this Offer. Messrs. Griffin and Reed own beneficially an aggregate of 653,069 Shares as of October 31, 1997.

         Yale Blanc, Gerald Fox, Blaine Matthews, Robert Orr, Keith Williams and
A. Graves Williams, the Company's six non-management directors, and John Wilson, the Company's Secretary and Treasurer, have each advised the Company that he has not made a final decision as to whether he will tender Shares in this Offer. However, each such person has advised the Company that, if he were to participate in this Offer, he would tender only a portion of his Shares beneficially owned and not all of such Shares. Each of Messrs. Matthews, Orr, A. Graves Williams and Wilson have further indicated that he is giving serious consideration to tendering a portion of his Shares in this Offer, but has not determined at what price such Shares would be tendered. Each of Messrs. Blanc, Fox and Keith Williams have indicated that he is not likely to tender any Shares in this Offer, but has reserved the right to do so. These seven individuals owned beneficially an aggregate of 507,197 Shares as of October 31, 1997.

         Except as disclosed in Sections 9 and 10 hereof, the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person (including the Company) of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Articles of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

         The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, depending upon whether the Offer is oversubscribed and tenders are prorated. Nonetheless, the Company anticipates that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of the Nasdaq National Market, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted from such market.

         The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

         The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its stockholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's stockholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act and the Company does not intend to deregister its Shares as a result of this Offer.

         In summary, this Offer is designed to give stockholders a current liquidity opportunity. The Board of Directors believes that no assurances exist that any of the potential corporate actions described herein will occur in the future or that the price paid for Shares tendered in this Offer will bear any relation to the future market price for Shares. Stockholders who determine not to accept the Offer or whose Shares are not purchased in the Offer will realize an increase in their percentage ownership interest in the Company and thus, in the Company's future earnings and assets. Because of the smaller number of Shares outstanding after consummation of the Offer, increases or decreases in net earnings will result in proportionately greater increases or decreases in earnings per Share. See Section 10.

         NEITHER THE COMPANY NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND AT WHAT PRICE. SEE THE ABOVE DISCUSSION FOR INFORMATION REGARDING THE INTENTION OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.


10.      CERTAIN INFORMATION CONCERNING THE COMPANY.
         -------------------------------------------

         The Company is an Indiana corporation with its principal executive offices located at 817 Maxwell Avenue, P.O. Box 889, Evansville, Indiana 47706-0889. The Company's telephone number is (812) 467-1200.

         Escalade is a diversified company engaged in the manufacture and sale of sporting goods and office and graphic arts products. Escalade and its predecessors have produced sporting goods for over 65 years and have produced office machines for over 35 years.

         Escalade's sporting goods business is conducted exclusively through Escalade Sports. The Company manufactures and sells a variety of sporting goods such as table tennis tables and accessories, archery equipment, home pool tables and accessories, combination bumper pool and card tables, game tables, basketball backboards, goals and poles, darts, dart cabinets, home fitness machines, weight benches, cast iron weight sets, and other home fitness accessories. The Company currently manufactures sporting goods in Evansville, Indiana, Compton, California and Tijuana, Mexico. The Company's office and graphic arts products include paper trimmers, paper folding machines, paper drills, collators, decollators, bursting machines, letter openers, automated paper joggers, check signers, stamp affixers, paper shredders, paper punches, catalog rack systems, bindery carts, plate makers, sinks, light tables, cameras and related accessories. Escalade's office and graphic arts products business is conducted exclusively through Martin Yale. The Company currently manufactures office and graphic arts products in Wabash, Indiana, Los Angeles, California and Tijuana, Mexico.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

         The summary historical consolidated financial information for fiscal years 1995 and 1996 has been derived from the audited consolidated financial statements of the Company contained in the Company's Annual Reports on Form 10-K for the years ended December 30, 1995 and December 28, 1996. This information should be read in conjunction with and is qualified in its entirety by reference to such audited statements and the related notes thereto.

         The summary historical consolidated financial information for the nine month periods ended October 5, 1996 and October 4, 1997 has not been audited but in the opinion of management contains all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation. This information was derived from the Company's Quarterly Reports on Form 10-Q for those periods and should be read in conjunction with those statements and the related notes contained therein.

              SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                    (in thousands, except per share amounts)

                                                      NINE MONTHS ENDED
                                              October 4, 1997   October 5, 1996
                                                 UNAUDITED         UNAUDITED
                                              ----------------------------------
INCOME STATEMENT DATA
Net Sales
         Sporting Goods                           $35,008           $43,385
         Office & Graphic Arts Products            18,175            14,712
                                                  -------           -------

Total Net Sales                                    53,183            58,097

Net Income                                        $ 2,048           $ 2,437

Weighted Average Shares                             3,104             4,077

PER SHARE DATA
         Net Income Per Share                     $   .66           $   .60
         Book Value Per Share                        6.88              5.37

Ratio of Earnings to Fixed Charges(1)                4.66              4.72

BALANCE SHEET DATA
         Working Capital                          $15,707           $19,264
         Total Assets                              60,275            58,569
         Short-term Debt                            8,375            11,225
         Long-term Debt                            12,200            14,400
         Total Stockholders' Equity               $21,533           $16,666

                                                       YEAR ENDED
                                            December 28, 1996  December 30, 1995
                                                  AUDITED           AUDITED
                                            ------------------------------------
INCOME STATEMENT DATA
Net Sales
         Sporting Goods                           $74,077           $73,858
         Office & Graphic Arts Products            19,132            17,321
                                                  -------           -------

Total Net Sales                                    93,209            91,179

Net Income                                        $ 5,247           $   448

Weighted Average Shares                             3,850             4,134

PER SHARE DATA
         Net Income Per Share                     $  1.36           $   .11
         Book Value Per Share                        6.26              5.65

Ratio of Earnings to Fixed Charges(1)                6.38              1.34

BALANCE SHEET DATA
         Working Capital                          $13,309           $17,069
         Total Assets                              54,430            57,767
         Short-term Debt                           13,675            16,732
         Long-term Debt                             5,500             6,266
         Total Stockholders' Equity               $19,305           $23,338

(1) For purposes of computing the ratio of earnings to fixed charges, earnings are defined as the sum of pre-tax income plus fixed charges. Fixed charges consist of all interest expense, one-third of rent expense (which approximates the interest component of such expense) and amortization of debt expense.

SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The summary unaudited pro forma consolidated financial information gives effect to the purchase of shares pursuant to the Offer as if such purchase had occurred at the dates indicated based on certain assumptions. This information should be read in conjunction with the summary historical consolidated financial information, Form 10-K, Form 10-Q and related notes referred to earlier. These estimated financial effects of the repurchase are not necessarily indicative of either the Company's financial position or the results of its operations, which would actually have been obtained, had the purchase of shares pursuant to the Offer and related debt assumption been completed at the date indicated, or, be obtained in the future. The summary unaudited pro forma consolidated financial information has been included herein as required by the rules of the Commission and is for comparative purposes only.

         Certain statements made below relating to plans, conditions, objectives and economic performance go beyond historical information and may provide an indication of future results. To that extent, they are forward-looking statements within the meaning of Section 21E of the Exchange Act, and each is subject to factors that could cause actual results to differ from those in the forward-looking statement.

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                    (in thousands, except per share amounts)

                                                                                   NINE MONTHS ENDED
                                                                                    October 4, 1997

                                                                                       ASSUMED           ASSUMED
                                                                     HISTORICAL    $11.00 PER SHARE  $14.00 PER SHARE
                                                                      UNAUDITED     PURCHASE PRICE    PURCHASE PRICE
                                                                     ------------------------------------------------
INCOME STATEMENT DATA
Net Sales
         Sporting Goods                                                $35,008          $35,008          $35,008
         Office & Graphic Arts Products                                 18,175           18,175           18,175
                                                                       -------          -------          -------

Total Net Sales                                                         53,183           53,183           53,183

Net Income                                                             $ 2,048          $ 1,598          $ 1,478

Weighted Average Shares                                                  3,104            2,104            2,104

PER SHARE DATA
         Net Income Per Share                                          $   .66          $   .76          $   .70
         Book Value Per Share                                             6.88             5.01             3.58

Ratio of Earnings to Fixed Charges                                        4.66             2.80             2.44

BALANCE SHEET DATA
         Working Capital                                               $15,707          $14,493          $14,064
         Total Assets                                                   60,275           60,275           60,275
         Short-term Debt                                                 8,375            9,589           10,018
         Long-term Debt                                                 12,200           21,986           24,557
         Total Stockholders' Equity                                    $21,533          $10,533          $ 7,533


                                                                                       YEAR ENDED
                                                                                  December 28, 1996

                                                                                       ASSUMED           ASSUMED
                                                                     HISTORICAL    $11.00 PER SHARE  $14.00 PER SHARE
                                                                      UNAUDITED     PURCHASE PRICE    PURCHASE PRICE
                                                                     ------------------------------------------------

INCOME STATEMENT DATA
Net Sales
         Sporting Goods                                                $74,077          $74,077          $74,077
         Office & Graphic Arts Products                                 19,132           19,132           19,132
                                                                       -------          -------          -------

Total Net Sales                                                         93,209           93,209           93,209

Net Income                                                             $ 5,247          $ 4,667          $ 4,517

Weighted Average Shares                                                  3,850            2,850            2,850

PER SHARE DATA
         Net Income Per Share                                          $  1.36          $  1.64          $  1.58
         Book Value Per Share                                             6.26             2.91             1.86

Ratio of Earnings to Fixed Charges                                        6.38             4.14             3.78

BALANCE SHEET DATA
         Working Capital                                               $13,309          $12,095          $11,666
         Total Assets                                                   54,430           54,430           54,430
         Short-term Debt                                                13,675           14,889           15,318
         Long-term Debt                                                  5,500           15,286           17,857
         Total Stockholders' Equity                                    $19,305          $ 8,305          $ 5,305

See accompanying notes to Summary Unaudited Pro Forma Consolidated Financial Information.

NOTES TO SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         The summary unaudited pro forma consolidated financial information assumes that the Offer and the borrowings connected therewith to purchase 1,000,000 Shares at $11.00 or $14.00, are consummated on the same day. The purchase price of either $11,000,000 or $14,000,000 will be financed from borrowings.

         The operating data for the nine month period ended October 4, 1997 and the year ended December 28, 1996 assumes that the repurchase of Shares and related financing occurred as of December 29, 1996 and December 31, 1995, respectively.

         The balance sheet data as of October 4, 1997 and December 28, 1996 assume that the repurchase of Shares by the company pursuant to the Offer and related financings had occurred as of the respective balance sheet dates.

         Pro forma adjustments were made for interest expense and bank fees. The decrease in net income after tax effect of these pro forma adjustments was $450,000 and $570,000 for the nine month period ended October 4, 1997 at $11.00 and $14.00 respectively and $580,000 and $730,000 for the year ended December 28, 1996 at $11.00 and $14.00 respectively.

11.      SOURCE AND AMOUNT OF FUNDS.
         ---------------------------

         Assuming that the Company purchases 1,000,000 Shares pursuant to the Offer at a price of $14.00 per Share, the total amount required by the Company to purchase such Shares will be $14,000,000, exclusive of fees and other expenses. It is anticipated that the Company will fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses by borrowings under a $26,500,000 term loan facility (the "Term Facility") pursuant to a Commitment Letter dated October 15, 1997 (the "Commitment Letter") between Bank One, Indianapolis, N.A. and the Company.

         The Term Facility will have a term of 7 years. The Term Facility will be secured by a pledge of all personal property of the Company and its subsidiaries, including all accounts receivable, inventories, machinery and equipment, general intangibles and the stock of the subsidiaries.

         The Company may elect that all or a portion of the borrowings under the Term Facility bear interest at a rate per annum equal to the rate of interest publicly announced by Bank One as its prime rate, or (ii) the London Interbank Offered Rate; plus (x) in the case of the prime rate, a spread of up to 25 basis points depending upon the Company's funded debt to EBITDA ratio, or (y) in the case of the London Interbank Offered Rate, a spread of between 125 to 225 basis points depending upon the Company's funded debt to EBITDA ratio.

         Each of the subsidiaries of the Company will guarantee the Term Facility. The Commitment Letter provides that the availability of the Term Facility will be subject to the satisfaction of certain customary conditions, including but not limited to the execution of definitive loan documentation, the accuracy of representations and warranties and the absence of any default. The Loan Agreement for the Term Facility is anticipated to provide for representations, warranties and covenants of the Company customary for credit facilities of this kind. The covenants are expected to include (i) financial covenants, (ii) restrictions on indebtedness, mergers, consolidations, liquidations and dissolutions, sales of assets, dividends and other payments in respect of capital stock, capital expenditures and changes in lines of business and (iii) restrictions on liens and pledging of assets. The Commitment Letter provides that events of default, subject to grace periods and baskets where applicable, will include, among other things, (i) failure to make payments when due, (ii) violation of covenants, (iii) inaccuracy of representations and warranties, (iv) cross default on material debt, (v) material judgments and (vi) bankruptcy.

         The Company currently anticipates that borrowings under the Term Facility will be repaid out of cash generated from the Company's operations and/or the proceeds of potential future strategic transactions discussed in
Section 9.

         The preceding summary of the Commitment Letter is qualified in its entirety by reference to the text of the Commitment Letter, which is filed as an exhibit to the Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") of which this Offer to Purchase forms a part. A copy of the Schedule 13E-4 may be obtained from the Commission in the manner provided in Section 16.

12.      TRANSACTIONS AND AGREEMENTS CONCERNING SHARES.
         ----------------------------------------------

         Based upon the Company's records and upon information provided to the Company by its directors and executive officers, neither the Company nor, to the Company's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer, or any director or executive officer of its subsidiaries, has engaged in any transactions involving the Shares during the 40 business days preceding the date hereof, except Robert Orr, a director of the Company. Mr. Orr sold 1,500 Shares on September 23, 1997 on the open market at $11.00 per share. Except for outstanding options to purchase Shares, neither the Company nor, to the Company's knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to the Shares.

13.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.
         ----------------------------------------

         In General. The following summary is a general discussion of certain United States federal income tax consequences relating to the Offer. This summary does not discuss any aspects of state, local, foreign or other tax laws. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), and existing final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all of which are subject to prospective and retroactive changes. The summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code and does not address tax consequences that may be relevant to investors in special tax situations, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, stockholders who have acquired their Shares upon the exercise of options or otherwise as compensation, or stockholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. The Company will not seek a ruling from the Internal Revenue Service (the "IRS") with regard to the tax matters discussed below. Accordingly, each stockholder should consult its own tax advisor with regard to the Offer and the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdiction, to its particular situation.

         Characterization of the Sale. A sale of Shares by a stockholder of the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. Under Section 302 of the Code, a sale of Shares by a stockholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares for United States federal income tax purposes (rather than as a distribution by the Company with respect to the Shares held by the tendering stockholder) if the receipt of cash upon such sale
(i) is "substantially disproportionate" with respect to the stockholder, (ii) results in a "complete termination" of the stockholder's interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the stockholder. These tests (the "Section 302 tests") are explained more fully below.

         If any of the Section 302 tests is satisfied, and the sale of the Shares is therefore treated as a "sale or exchange" of such Shares for United States federal income tax purposes, the tendering stockholder will recognize capital gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer and the stockholder's tax basis in the Shares sold pursuant to the Offer. Any such gain or loss will be long-term capital gain or loss if the Shares have been held for more than one year. Long-term capital gains recognized by individuals are eligible for reduced rates of taxation, with additional rate reductions applicable to gains from capital assets held for more than eighteen months.

         If none of the Section 302 tests is satisfied and the Company has sufficient current and accumulated earnings and profits, the tendering stockholder will be treated as having received a dividend includible in gross income in an amount equal to the entire amount of cash received by the stockholder pursuant to the Offer (without reduction for the tax basis of the Shares sold pursuant to the Offer), no loss will be recognized, and (subject to reduction as described below for corporate stockholders eligible for the dividends-received deduction) the tendering stockholder's basis in the Shares sold pursuant to the Offer will be added to such stockholder's basis in its remaining Shares, if any. No assurance can be given that any of the Section 302 tests will be satisfied as to any particular stockholder, and thus no assurance can be given that any particular stockholder will not be treated as having received a dividend taxable as ordinary income. If the sale of Shares is not treated as a sale or exchange for federal income tax purposes, any cash received for Shares pursuant to the Offer in excess of the Company's earnings and profits will be treated, first, as a nontaxable return of capital to the extent of the stockholder's basis for such stockholder's Shares, and, thereafter, as capital gain, to the extent it exceeds such basis.

         Constructive Ownership of Stock. In determining whether any of the
Section 302 tests is satisfied, stockholders must take into account not only the Shares which are actually owned by the stockholder, but also Shares which are constructively owned by the stockholder within the meaning of Section 318 of the Code. Under Section 318 of the Code, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities in which the stockholder has an interest, or, in the case of stockholders that are entities, by certain individuals or entities that have an interest in the stockholder, and Shares which the stockholder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of Shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the Section 302 tests has been satisfied. EACH STOCKHOLDER SHOULD BE AWARE THAT BECAUSE PRORATION MAY OCCUR IN THE OFFER, EVEN IF ALL THE SHARES ACTUALLY AND CONSTRUCTIVELY OWNED BY A STOCKHOLDER ARE TENDERED PURSUANT TO THE OFFER, FEWER THAN ALL OF SUCH SHARES MAY BE PURCHASED BY THE COMPANY. THUS, PRORATION MAY AFFECT WHETHER A SALE BY A STOCKHOLDER PURSUANT TO THE OFFER WILL MEET ANY OF THE SECTION 302 TESTS. See
Section 6 for information regarding each stockholder's option to make a conditional tender of a minimum number of Shares. A stockholder should consult its own tax advisor regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

         Section 302 Tests. One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange for federal income tax purposes.

         a. SUBSTANTIALLY DISPROPORTIONATE TEST. The receipt of cash by a stockholder will be "substantially disproportionate" if the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately following the sale of Shares pursuant to the Offer (treating as not outstanding all Shares purchased pursuant to the Offer) is less than 80% of the percentage of the outstanding Shares actually and constructively owned by such stockholder immediately before the sale of Shares pursuant to the Offer (treating as outstanding all Shares purchased pursuant to the Offer), and the stockholder owns actually or constructively less than 50% of the total combined voting power of all classes of stock entitled to vote immediately after the sale of Shares. The IRS also takes the position that options, including warrants, to purchase shares under certain circumstances are to be taken into account for purposes of meeting the "substantially disproportionate" test on a shareholder by shareholder basis pursuant to the attribution rules under sec. 318 of the Code. Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation.

         b. COMPLETE TERMINATION TEST. The receipt of cash by a stockholder will be a "complete termination" of the stockholder's interest if either (i) all of the Shares actually and constructively owned by the stockholder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the stockholder are sold pursuant to the Offer and, with respect to the Shares constructively owned by the stockholder which are not sold pursuant to the Offer, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in Section 302(c) of the Code and the regulations thereunder which require that certain formal steps be followed to be effective. Stockholders considering making such a waiver should do so in consultation with their tax advisors.

         c. NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test or the "complete termination" test, a stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's sale of Shares pursuant to the Offer results in a

"meaningful reduction" in the stockholder's proportionate interest in the Company. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The IRS held in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a stockholder in a publicly held corporation from .0001118% to .0001081% (a reduction to 96.7% of the stockholder's prior percentage ownership interest) would constitute a "meaningful reduction." Stockholders expecting to rely on the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

         Corporate Stockholder Dividend Treatment. Under current law, generally, if a sale of Shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Corporate stockholders should consider the effect of Section 246(c) of the Code, which disallows the 70% dividends-received deduction with respect to stock that is held for 45 days or less during the 90 day period beginning at the date which is 45 days before the date in which such share becomes ex dividend with respect to such dividend. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate stockholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced by a percentage generally computed based on the amount of such indebtedness and the total adjusted tax basis in the Shares. In addition, because it is expected that the redemption of Shares will not be pro rata with respect to all stockholders, any amount received by a corporate stockholder pursuant to the Offer that is treated as a dividend will likely constitute an "extraordinary dividend" under
Section 1059 of the Code (except as may otherwise be provided in regulations yet to be promulgated by the Treasury Department). Accordingly, a corporate stockholder would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (i.e., the portion of the dividend for which a deduction is allowed), and, if such portion exceeds the stockholder's tax basis for its shares, the excess will be recognized as taxable gain from the sale of such shares in the year in which shares are sold pursuant to the Offer. Corporate stockholders should consult their own tax advisors as to the application of
Section 1059 of the Code to the Offer, and to any dividends which may be paid with respect to the Shares.

         Foreign Stockholders. The Company will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the Offer to a foreign stockholder or his agent, unless the Company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or (iii) any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

         Generally, the determination of whether a reduced rate of withholding is applicable is made by reference to a foreign stockholder's address or to a properly completed Form 1001 furnished by the stockholder, and the determination of whether an exemption from withholding is available on the grounds that gross proceeds paid to a foreign stockholder are effectively connected with a United States trade or business is made on the basis of a properly completed Form 4224 furnished by the stockholder. The Company will determine a foreign stockholder's eligibility for a reduced rate of, or exemption from, withholding by reference to the stockholder's address and any Forms 1001 or 4224 submitted to the Company by a foreign stockholder unless facts and circumstances indicate that such reliance is not warranted or unless applicable law requires some other method for determining whether a reduced rate of withholding is applicable. These forms can be obtained from the Company.

         A foreign stockholder with respect to whom tax has been withheld may be eligible to obtain a refund of all or a portion of the withheld tax if the stockholder satisfied one of the Section 302 tests for capital gain treatment or is otherwise able to establish that no tax or a reduced amount of tax was due. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

         Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding.

         THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES MADE BY THEM PURSUANT TO THE OFFER, THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES MENTIONED ABOVE AND THE EFFECT OF TAX LEGISLATIVE PROPOSALS.

14.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.
         ----------------------------------------------------

         The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires the Company either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (ii) at any time or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to holders of the Shares in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(2) promulgated under the Exchange Act.

         If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or the amount of the dealer's soliciting fee or (b) increase (except for an increase not exceeding 2% of the outstanding Shares) or decrease the number of Shares it seeks.

15.      FEES AND EXPENSES.
         ------------------

         The Company has retained Fifth Third Bank as Depositary and NatCity Investments, Inc. will serve as Dealer Manager in connection with the Offer. The Dealer Manager may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Dealer Manager will receive a fee for its services of $.025 for each Share tendered and accepted in this Offer. The Depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Dealer Manager and Depositary against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. Neither the Dealer Manager nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

         Although the Company does not contemplate doing so, certain directors or executive officers of the Company may, from time to time, contact stockholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any stockholder as to whether to tender all or any Shares and will not solicit the tender of any Shares. The Company will not compensate any director or executive officer for this service.

         Other than as described above, the Company will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer. The Company will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

         The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 7 of the Letter of Transmittal.

16.      MISCELLANEOUS.
         --------------

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is filed with the Commission. The Company has also filed an Issuer Tender Offer Statement on
Schedule 13E-4 with the Commission, which includes certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company files its reports, proxy statements, and other information with the Commission electronically, and the Commission maintains a Web site located at http://www.sec.gov containing such information. Such reports, proxy statements and other information also should be available for inspection at the office of the Nasdaq Stock Market at 7735 K Street, N.W., Washington, D.C. 20006-1506. The Company's Schedule 13E-4 may not be available at the Commission's regional offices.

         The Company has its principal place of business and is incorporated under the laws of the State of Indiana. As required by the Indiana Business Take-Over Offers Act, the Company will be required to file a copy of the Offer and related materials with the Indiana Division of Securities. This filing will be necessary because the proposed share repurchases will result in the acquisition of more than 10% of Company's outstanding common stock. Upon receipt of this filing, the Indiana Division of Securities is required by law to hold an administrative hearing to determine whether the Offer and related materials provide full and fair disclosure of all material information concerning the Offer and whether the Offer is made to all stockholders on substantially equivalent terms. The Company believes that the Offer fully complies with all of the requirements of Indiana law.

         The Offer is being made to all holders of Shares. Other than compliance with the Indiana statute described in this Section 16, the Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making or completion of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                                                   ESCALADE, INCORPORATED

                                                   November 3, 1997

         Facsimile copies of the Letter of Transmittal will be accepted from Eligible Institutions. The Letter of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                                 The Depositary:

                                FIFTH THIRD BANK

TO:  Fifth Third Bank, Depositary

                          BY MAIL OR OVERNIGHT COURIER:
                                Fifth Third Bank
                           Corporate Trust Operations
                            38 Fountain Square Plaza
                                Mail Drop 1090F5
                             Cincinnati, Ohio 45263

                                    BY HAND:
                Fifth Third Bank                Fifth Third Bank
           Corporate Trust Operations           c/o Harris Trust
            38 Fountain Square Plaza            77 Water Street
                  15th Floor                        4th Floor
             Cincinnati, Ohio 45263            New York, NY 10005

                           BY FACSIMILE TRANSMISSION:
                        (For Eligible Institutions Only)
                                 (513) 744-8909
                        To Confirm Receipt of Facsimile:
                                 (513) 579-5320
                                 (800) 837-2755

         Any questions or requests for assistance may be directed to the Dealer Manager at the telephone number and address listed below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Dealer Manager and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                               The Dealer Manager:

                            NATCITY INVESTMENTS, INC.
                          Corporate Finance Department
                            251 North Illinois Street
                             Indianapolis, IN 46204
                                 (800) 382-1126